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                                                                    EXHIBIT 23.1

The Board of Directors
Packeteer, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (File numbers 333-65212, 333-86717 and 333-47638) of Packeteers, Inc. of our report dated January 17, 2002, relating the consolidated balance sheets of Packeteers, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Packeteer, Inc.

                                        /s/  KPMG LLP

Mountain View, California
March 21, 2002